Exhibit 99.1

Eos Energy Storage to supply Zinc Batteries to Verdant Microgrid installations

OCTOBER 8, 2020 - EDISON, N.J.-- Eos Energy Storage LLC (“Eos”), a leading manufacturer of safe, low-cost and long-duration zinc battery storage systems, today announced a partnership with Verdant Microgrid (“Verdant”), a custom microgrid solution provider. Eos will supply its Znyth™ Zinc Hybrid Cathode Technology, the core of its Aurora™ stationary energy storage system, to Verdant’s California-based microgrids beginning in the fourth quarter of 2020.

As previously announced, B. Riley Principal Merger Corp. II (“BMRG”), a publicly traded special purpose acquisition company, and Eos have entered into a definitive merger agreement for a business combination that would result in Eos becoming a publicly listed company. Upon closing of the transaction, the combined company will be renamed Eos Energy Enterprises, Inc. (“Eos Energy”) and intends to list its shares of common stock on Nasdaq under the ticker symbol “EOSE”.

The Eos battery features a 100% depth of discharge and a wide operating temperature range to enable deployment without the use of costly thermal management measures such as HVAC cooling systems and fire suppression systems. The Znyth™ technology requires just five core commodity materials that are derived from non-rare earth and non-conflict minerals which are commercially available and scalable. The technology is also patent protected and made in the United States.

A microgrid is a self-sufficient energy system that generates power in close proximity to the area it serves. These systems are considered to be more efficient and cost effective than central grids because they do not lose as much electricity in transit and they strategically pull energy from various sources, such as the central grid or a battery, depending on the local demand for electricity at any given time.

“Verdant is excited to partner with Eos on this industrial microgrid project,” said Robert Babcock, a Partner at Verdant. “The Znyth™ battery technology and Eos’ configuration provide our platform with fire safety and energy flexibility that we cannot get from lithium-ion. We are confident that this first project between Verdant and Eos will demonstrate how expansive and beneficial microgrids can be for commercial clients as they provide resiliency, sustainability and cost savings in one package. We look forward to using Eos’ long duration solutions in both our behind-the-meter and utility scale projects in the future."

In addition to the current applications, Eos and Verdant anticipate their partnership will promote the benefits of solar generation and storage, and set an example for future microgrid applications in the United States.

“This partnership opens up new applications for Eos, with onsite energy generation and storage taking center stage,” said Dr. Balki G. Iyer, Chief Commercial Officer of Eos. “Verdant’s approach to on- and off-grid energy management helps reduce spikes in demand with a smooth, clean, cost efficient, reliable power supply. Good technology is the key to creating these value stories that can open a massive market for project owners and operators looking for storage solutions.”

For more information about Eos and its Znyth™ Zinc Hybrid Cathode Technology, please visit https://eosenergystorage.com/products-technology/.

About Eos Energy Storage LLC

At Eos, we are on a mission to accelerate clean energy by deploying stationary storage solutions that can help deliver the reliable and cost-competitive power that the market expects in a safe and environmentally sustainable way. Eos has been pursuing this opportunity since 2008 when it was founded. Eos has more than 10 years of experience in battery storage testing, development, deployment, and operation. The Eos Aurora® system integrates Eos’ aqueous, Znyth® technology to provide a safe, scalable, and sustainable alternative to lithium-ion. https://eosenergystorage.com

About B. Riley Principal Merger Corp. II

BMRG was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

About Verdant Microgrid

Verdant is a custom microgrid solution provider that provides combined heat and power, solar, battery storage and demand management in a turnkey, economical solution to energy intensive. Verdant recognizes that rapidly evolving technology and electricity market reforms present opportunities for energy-intense industries to optimize their energy costs while easing the burden on local utility grids. With Verdant, options for energy now include the ability to meet power, heating and cooling requirements with onsite generation. In addition, battery storage can be used to help offset peak use periods and to reduce demand charges from utilities. In extreme cases, Verdant energy and battery solutions can support taking facilities “off grid.” https://www.verdantmicrogrid.com/

Additional Information about the Business Combination

In connection with the business combination, BMRG has filed a preliminary proxy statement with the United States Securities and Exchange Commission (“SEC”). BMRG stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with BMRG’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination, because the proxy statement will contain important information about BMRG, Eos and the proposed business combination. When available, the definitive proxy statement will be mailed to BMRG stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by BMRG when and if available, can be obtained free of charge by directing a written request to B. Riley Principal Merger Corp. II, 299 Park Avenue, 21st Floor, New York, New York 10171 or by telephone at (212) 457-3300.

Contact

For Eos Energy Storage LLC

Investors	Media
Ed Yuen	Balki G. Iyer
ir@eosenergystorage.com	media@eosenergystorage.com